EXHIBIT 10.41

THE TRIZETTO GROUP, INC.

1998 LONG-TERM INCENTIVE PLAN

Restricted Stock Award Agreement

Performance Compensation Award

You are hereby awarded Restricted Stock subject to the terms and conditions set forth in this Restricted Stock Award Agreement (the “Award”) and in The TriZetto Group, Inc. 1998 Long-Term Incentive Plan, as amended (the “Plan”), which is attached hereto as Exhibit A. All terms in this Award that begin with a capital letter are defined in the Plan or in this Award.

By executing this Award, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award will be made by the Committee, and shall be final, conclusive and binding on all parties, including you and your successors in interest.

Specific Terms. Your Performance Compensation Award has the following terms:

Name of Participant	[ ]

Shares Subject to this Award	shares of Common Stock of The TriZetto Group, Inc.

Purchase Price per Share	$0.00

Award Date	January 30, 2007

Vesting

This Award is a Performance Compensation Award, as defined in Section 10(b) of the Plan. The Shares subject to this Award will cliff vest on March 15, 2010 only if, and to the extent that, the Company achieves the financial performance specified in at least one of the “Performance Formulae” specified below:

If the Company attains 24% compounded annual growth in the Performance Measure during the Performance Period, 100% of the Shares subject to this Award shall vest on March 15, 2010.

If the Company attains 19.2% compounded annual growth in the Performance Measure during the Performance Period, 50% of the Shares subject to this Award shall vest on March 15, 2010.

If the Company attains between 19.2% and 24% compounded annual growth in the Performance Measure during the Performance Period, a proportional number of Shares subject to this Award shall vest on March 15, 2010.

For purposes of this Award, the following definitions shall apply:

•     The Performance Measure shall mean the Company’s earnings before interest, taxes and other adjustments per share, and

•     The Performance Period shall mean the three (3) year period commencing Jan. 1, 2007 and ending Dec. 31, 2009.

The Company’s fiscal year ending December 31, 2006 (excluding any impact of the legal settlement with McKesson Information Solutions LLC) shall serve as the base year for purposes of computing compounded annual growth in the Performance Measure during the Performance Period.

Subject to the limits set forth in Section 10(b) of the Plan, for each fiscal year of the Company that ends with or within the Performance Period, the Compensation Committee may, in its sole discretion, adjust the Performance Formulae.

Accelerated Vesting	Your vesting under this Award will accelerate only under the circumstances expressly set forth in the Plan. See Section 13(b) of the Plan.

Deferral Election pursuant to Section 9 of the Plan	☐ You are eligible to make this election if you desire to do so. ☒ You are not eligible to make this election.

1. Dividends. Upon lapse of the vesting restrictions on this Award, you will receive an amount equal to any cash dividends (plus simple interest at [            ] percent ([            ]%) per year), plus a number of Shares equal to any stock dividends, which were declared and paid to the Company’s shareholders between the Award Date and the date such unrestricted Shares are issued to you.

2. Investment Purposes. You acknowledge that you are acquiring your Restricted Stock for investment purposes only and without any present intention of selling or distributing them.

3. Legend. Until all vesting restrictions lapse and new certificates are issued pursuant to the next section, certificates representing shares of Restricted Stock issued pursuant to this Award shall bear the following legend:

The shares represented by this certificate are subject to reacquisition under, and such shares may not be sold or otherwise transferred except pursuant to, the provisions of the Restricted Stock Award Agreement (Performance Compensation Award), dated [February 9, 2007], by and between The TriZetto Group, Inc. and the registered owner of such shares.

4. Vesting Dates. As you satisfy vesting conditions of this Award, the Company shall cause new certificates to be issued and delivered to you, free from the legend in the preceding section, but with any other legends the Company determines to be appropriate. New certificates shall not be delivered to you unless you have made arrangements satisfactory to the Committee to satisfy tax-withholding obligations. If you do not satisfy the vesting requirements as of any vesting date, you will irrevocably forfeit any rights to those Shares subject to the vesting requirement on that date.

5. Section 83(b) Election Notice. If you elect under Code Section 83(b) to be taxed immediately on your Restricted Stock when it was granted to you, you promise to notify the Company of the election within 10 days of filing that election with the Internal Revenue Service. Exhibit B is a suggested form of Section 83(b) election.

6. Deferral Election. If allowed under the Specific Terms, at any time during the calendar year in which you receive this Award, you may irrevocably elect to defer the receipt of all or a percentage of the Shares that

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would otherwise be issued to you on the lapsing of vesting restrictions of this Award in a future calendar year (or for the remainder of any calendar year in which you make the election, provided the election occurs within the thirty (30)-day period after you first became an Eligible Person.) A copy of the form which you may use to make a deferral election is attached hereto as Exhibit C. Notwithstanding the foregoing, Restricted Stock which has been subject to a Section 83(b) election is not eligible for deferral.

7. Not a Contract of Employment. By executing this Award, you acknowledge and agree that (1) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (2) you promise never to make such a claim; (3) nothing in this Award or the Plan confers on you any right to continued Company employment or restricts the Company’s right to terminate your employment at any time for any or no reason; and (4) the Company would not have granted this Award to you but for these acknowledgements and agreements.

8. Severability. Subject to one exception, every provision of this Award and the Plan is intended to be severable, and any illegal or invalid term shall not affect the validity or legality of the remaining terms. The only exception is that this Award shall be unenforceable if any provision of the preceding section is illegal, invalid, or unenforceable.

9. Notices. Any notice, payment or communication required or permitted to be given by any provision of this Award shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows: (i) if to the Company, at the address set forth on the signature page, to the attention of: General Counsel; (ii) if to you, at the address set forth below your signature on the signature page. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

10. Binding Effect. Every provision of this Award shall be binding on and inure to the benefit of the parties’ respective heirs, legatees, legal representatives, successors, transferees, and assigns.

11. Headings. Headings shall be ignored in interpreting this Award.

12. Counterparts. This Award may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

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BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Award is granted under and governed by the terms and conditions of this Award Agreement and the Plan.

THE TRIZETTO GROUP, INC.

By:
Name:	Jeffrey H. Margolis
Title:	Chief Executive Officer
Address:	c/o The TriZetto Group, Inc.
567 San Nicolas Drive, Suite 360
Newport Beach, California 92660

The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.

By:
Name:
Address:

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Exhibit A

THE TRIZETTO GROUP, INC.

1998 LONG-TERM INCENTIVE PLAN, AS AMENDED

Exhibit B

THE TRIZETTO GROUP, INC.

1998 LONG-TERM INCENTIVE PLAN

Section 83(b) Election Form

Attached is an Internal Revenue Code Section 83(b) Election Form. If you wish to make a Section 83(b) election, you must do so within 30 days of the date the restricted stock was transferred to you. In order to make the election, you must completely fill out the attached form and file one copy with the Internal Revenue Service office where you file your tax return. In addition, one copy of the statement also must be submitted with your income tax return for the taxable year in which you make this election. Finally, you also must submit a copy of the election form to the Company. A Section 83(b) election normally cannot be revoked.

THE TRIZETTO GROUP, INC.

Election to Include Value of Restricted Stock in Gross Income

in Year of Transfer under Internal Revenue Code Section 83(b)

Pursuant to Section 83(b) of the Internal Revenue Code, I hereby elect within 30 days of receiving the property described herein to be taxed immediately on its value specified in item 5 below.

1.	My General Information:

Name:
Address:

SSN/TIN:

2.	Description of the property with respect to which I am making this election:

                     shares of                      stock of The TriZetto Group, Inc. (“Restricted Stock”).

3.	The Restricted Stock was transferred to me on , 20__. This election relates to the 20 calendar taxable year.

4.	The Restricted Stock is subject to the following restrictions:

The Restricted Stock is forfeitable until it is earned in accordance with The TriZetto Group, Inc. 1998 Long-term Incentive Plan (the “Plan”), Restricted Stock Award Agreement (the “Award”) or other Award or Plan provisions. The Restricted Stock generally is not transferable until my interest becomes vested and non-forfeitable, pursuant to the Award and the Plan.

5.	Fair market value:

The fair market value at the time of transfer (determined without regard to any restrictions other then restrictions which by their terms never will lapse) of the Restricted Stock with respect to which I am making this election is $             per share.

6.	Amount paid for Restricted Stock:

The amount I paid for the Restricted Stock is $             per share.

7.	Furnishing statement to employer:

A copy of this statement has been furnished to my employer,                                         . If the transferor of the Restricted Stock is not my employer, that entity also has been furnished with a copy of this statement.

8.	Award or Plan not affected:

Nothing contained herein shall be held to change any of the terms or conditions of the Award or the Plan.

Dated:                          , 20    .

Taxpayer

Exhibit C

THE TRIZETTO GROUP, INC.

1998 LONG-TERM INCENTIVE PLAN

Deferral Election Form

Attached is the form you may use if you wish to defer the receipt of all or a percentage of the Shares that would otherwise be issued to you upon the lapse of the vesting restrictions on your Award. You must submit a copy of the Deferral Election Form executed by you to the Company as provided for in the form. An election to defer receipt of your Shares may not be revoked.

You are advised to consult with your individual tax advisor with respect to the tax consequences related to your Award and any elections you may make to defer the receipt of shares.

THE TRIZETTO GROUP, INC.

1998 LONG-TERM INCENTIVE PLAN

Deferral Election Form

Pursuant to Section 6 of the Restricted Share Award granted to me on             , 20     (the “Award Date”), I hereby irrevocably elect to defer the receipt of         % of the shares of common stock of the Company that would otherwise be issued to me in a future calendar year upon the lapsing of transfer restrictions of the Award granted to me under the Plan on the Award Date. All terms that begin with a capital letter are defined in the Plan or in the Award.

I understand and acknowledge that this election is irrevocable.

I understand and acknowledge that this election will be ineffective if it is made in a calendar year other than the one in which the Award Date occurred, unless I have just become an Eligible Person. If I have just become an Eligible Person, I understand that this election will be ineffective with respect to the remainder of this calendar year if my election is made after the thirtieth day on which I first became an Eligible Person.

Witnessed by:	PARTICIPANT